Exhibit 10.2
Salary and Annual Incentive Compensation to be Earned in 2006 and Long-Term Incentive Compensation to be Earned in 2006-08
Salary

Name	Salary (as of April 1, 2006)
Raj L. Gupta	$1,005,000
Alan E. Barton	$430,000
Pierre R. Brondeau	$430,000
Jacques M. Croisetiere	$430,000
Robert A. Lonergan	$380,600
Annual Incentive Compensation to Be Earned in 2006. For 2006, the Executive Compensation Committee established a Return on Net Assets (RONA) goal as the performance criterion to be used in determining corporate awards under the Annual Incentive Plan. A graduated award schedule based on RONA performance will pay executive officers from 0 to 150% of base salary depending on RONA performance and job level.
Long-Term Incentive Compensation to Be Earned during 2006-08. For the 2006-08 performance cycle, the Executive Compensation Committee established performance standards for the executive officers under the Long-Term Performance Share Plan. Actual awards will be determined using three year average Return on Net Assets (RONA) and three year relative Total Shareholder Return (TSR) as the performance criteria. The payouts in number of shares shown in the Target column assume that Rohm and Haas’s performance matches both the RONA target and the TSR of a peer group of comparison companies. The payouts shown in the Threshold column indicate the lowest possible payout (other than zero), representing 12.5% of the target number of shares. The payouts shown in the Maximum column reflect the highest potential payouts of 162.5% of the target number of shares. Future payouts in the chart below are estimated using the average closing fair market share price for the month of January 2006. Actual dollar value of payouts (which will be paid half in stock and half in cash) will depend upon the average closing fair market share price for the month of December 2008.

			Estimated Future
		Performance or	Payouts Under
	Number of	Other Period	Performance Share Plan
	Shares, Units	Until Maturation	Threshold	Target	Maximum
Name	or Other Rights	or Payout	(# of shares)	(# of shares)	(# of shares)
R. L. Gupta	$1,920,250	12/31/2008	4,883	39,063	63,477
A. E. Barton	445,000	12/31/2008	1,132	9,052	14,710
P. R. Brondeau	445,000	12/31/2008	1,132	9,052	14,710
J. M. Croisetiere	445,000	12/31/2008	1,132	9,052	14,710
R. A. Lonergan	390,000	12/31/2008	992	7,934	12,893